                              EMPLOYMENT AGREEMENT

     Claremont Technology Group, Inc. (Claremont), whose address is 1600 NW Compton Drive, Suite 210, Beaverton, Oregon 97006 and Dennis M. Goett (Executive or Employee), whose address is 140 Old Farm Road, Pleasantville, New York 10570, enter this agreement.

     The parties acknowledge that Claremont sells and implements software-based custom strategic solutions and that the Executive is an experienced and successful financial manager of both public and privately traded companies.

     Claremont hires Executive under these terms:

1.   EMPLOYMENT.

     1.1 LENGTH. Executive's employment with Claremont begins on February 1, 1996 (Effective Date), and continues until ended as this Agreement provides.

     1.2 FULL TIME. Executive will work full time. Executive will devote his good faith efforts in support of Claremont's operations and goals, during the entire term of this Agreement. While Executive's employment by Claremont under this Agreement continues, Executive will not engage in any other employment or consulting without Claremont's advanced written consent. Claremont will grant such consent to enable Executive to conclude current consulting contracts, a process which Executive shall complete prior to June 30, 1996.

2. EXECUTIVE'S DUTIES. Executive will serve as Claremont's Chief Financial Officer. If Claremont reassigns Executive without Executive's consent, the Executive may, at the Executive's option, decline to accept the change in title or the new assignment and elect instead to treat it as termination without cause by Claremont.

3.   COMPENSATION PLAN.

     3.1 PAY. Claremont will pay Executive initially at the rate of $295,000 a year (Base Salary), payable in equal increments on Claremont's standard payroll schedules, which are biweekly as of the date of this agreement. Payment will begin as of the first standard payroll following the Effective Date. Executive's Base Salary will not be reduced during the first three years of employment.
With that limitation, Executive's compensation will otherwise be reviewed on an annual basis, as with other executives of the Company.

     3.2 BONUS COMPENSATION. The Executive shall be entitled to participate in any bonus compensation programs which the company may introduce during his employment.

     3.3  OTHER COMPENSATION.  Claremont will also do these things:

          3.3.1 HEALTH INSURANCE, BENEFITS. Claremont will pay medical insurance, life insurance, disability insurance, retirement, and other fringe benefits in accordance with Claremont's then-existing policies applicable generally to senior executives. Executive will be given a car allowance of $650.00 per month.


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          3.3.2 REIMBURSEMENT. Claremont will reimburse Executive for all expenses reasonably incurred in discharging duties as an employee of Claremont, subject to Claremont's standard policies for amounts and documentation to which all comparable employees may be subject from time to time.

          3.3.3 VACATION/PERSONAL TIME. Executive shall be entitled to 27 "personal days" off during each calendar year, prorated for partial calendar years, to be taken in Executive's discretion, under Claremont's PTO (Personal Time Off) program. Rights to PTO will accrue during the year incrementally on a biweekly basis, and may carry over to future calendar years or lapse if and as allowed by Claremont standard policies applicable
     to all senior executives generally.   Against Executives' total number of
     PTO days will count normal holidays, if taken (Christmas, Thanksgiving, and so on), sick days, and vacation.

4.   TERMINATION.

     4.1 VOLUNTARY BY EXECUTIVE. Executive may resign from Claremont by one month's Notice.

     4.2 VOLUNTARY BY CLAREMONT. Claremont may end Executive's employment, without cause, by Notice, subject to Claremont's obligation to pay termination pay noted below.

     4.3 WITH CAUSE. For the purposes of this Agreement, to be terminated with Cause shall only mean termination for an act by Executive which results in Executive being convicted of a felony; or for the acts of misappropriation of Claremont monies or assets; dishonesty or disloyalty to Claremont, and/or fraud. Claremont may terminate this Agreement effective as of the date Notice of termination with Cause is given specifying the cause.

     4.4 COMPENSATION ON TERMINATION. Following termination, and in consideration of the covenants that survive termination of employment, Claremont will pay these things.

          4.4.1 COMPENSATION AND PTO EARNED THROUGH TERMINATION DATE. Executive's Base Salary, commission, and bonuses as earned through the termination date, and a buyout of all accumulated but unused personal time off days, to be paid within thirty days of termination.

          4.4.2 CONTINUATION OF BENEFITS. Claremont will continue health, life, and disability insurance for ninety days after the termination date.


          4.4.3 BASE EXTENSION. Unless Employee is terminated With Cause, or voluntarily resigns for reasons other than a breach of Claremont's obligations to the Executive of which the Executive has given Claremont Notice and at least thirty days opportunity to cure, Claremont will continue Employee's Base Salary for the longer of six months after the termination date, or three years after the Effective Date of this Agreement. Payment of the Executive Base Salary shall be made on Claremont's standard payroll schedules from the date of termination, as if the Executive had not been terminated.


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          4.4.4 LIMIT TO PAY. Claremont shall not pay Executive any continuation of salary under Section 4.4.3 for any period during which Executive competes with Claremont, or solicits business for others from Claremont customers.

     4.5 OFFSET. To the extent permissible under applicable law, without prejudice to other remedies, Claremont may offset any amounts Executive owes Claremont against any amounts due upon termination or thereafter.


5.   CONFIDENTIALITY.

     5.1 CONFIDENTIALITY. Executive will keep Claremont's data confidential. In doing so, Executive will not disclose Claremont's data directly or indirectly to any person, other than an employee of Claremont or a person to whom disclosure is reasonably necessary or appropriate to further Claremont's business.

     5.2 CLAREMONT DATA. Claremont's data consists of any trade secret or proprietary or confidential information of Claremont or of any Claremont affiliate. Claremont data includes, but is not limited to, records, files, memoranda, reports, price lists, software, customer lists, drawings, sketches, documents, equipment, and the like relating to Claremont's business which Executive uses, prepares, or comes in contact with during the course of his work for Claremont. Any information known generally to the public or any information of a type not otherwise generally considered confidential by persons engaged in the same business will not be treated as confidential.

     5.3 THIRD PARTY DATA. Executive will also keep third party data confidential as required by Claremont obligations to the third party, for at least as long as is required for Claremont data, but longer if required by any agreement Claremont enters into with the third party.

     5.4 RETURN ON TERMINATION. Executive will return all Claremont data and third party data, on termination of this Agreement.

     5.5 SURVIVAL OF OBLIGATION. The provisions of this Section 5 shall survive termination of this Agreement.

6.   INVENTIONS.

     6.1 DEFINITIONS. "Inventions" means new ideas, improvements, or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. An Invention is a "Covered Invention" if it relates to Claremont's actual or anticipated business; or was developed in any part using Claremont resources (time, supplies, facilities, or data); or if it results from or is suggested by a task assigned to, or work performed for Claremont by, Executive. As used in this Section 6, "Claremont" includes Claremont's sister corporations or subsidiaries and Claremont's clients, consultants, and contractors.


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     6.2 ASSIGNMENT. All Executive's right, title and interest to any Covered Inventions that Executive makes or conceives while employed by Claremont, belong to Claremont. This Agreement operates as a prospective assignment of all those rights to Claremont.

     6.3 OBLIGATION SURVIVES. The provisions of this Section 6 shall survive termination of this Agreement.


7.   NON-COMPETITION; NON-SOLICITATION.

     7.1 COMMITMENT. During Executive's employment with Claremont, and for eighteen months afterward (or if longer during such period of time as Claremont continues to pay Executive's base salary hereunder), unless Claremont consents in writing, Executive will not compete with Claremont, or solicit business from Claremont's customers. This commitment will not survive termination, if Claremont terminates Executive without cause, or if the Executive voluntarily terminates his employment as a result of Claremont's breach of its obligations to the Executive under this Agreement, provided the Executive has first given Claremont Notice of the breach and at least thirty days' opportunity to cure it.

          7.1.1 COMPETING DEFINED. "Competing" means to provide any services or knowledge in the area of custom solutions based on CASE technology or templates directly or indirectly to a Claremont customer. Service is "indirect" if the service is provided to another person or company who in turn provides it to a Claremont customer. "Service" includes acting as an employee, independent contractor, consultant, officer, director, or agent. Being employed by a company that itself provides service to a Claremont customer is not competition, unless the Executive himself is providing the service, directly or indirectly.

          7.1.2 SOLICITING BUSINESS DEFINED. Soliciting business means with respect to custom solutions or templates based on CASE technology, performing work for or soliciting work from anyone who has been a customer or client of Claremont, or providing knowledge or assistance to another for any of those purposes, on either a consulting or an employment basis.

          7.1.3     CLAREMONT'S CUSTOMERS DEFINED.  Claremont's customers are:

               (a) EXISTING. Entities or individuals who have purchased consulting or programming services, software, or goods from Claremont at any time within three years before the date employment ends.

               (b) ACTIVE PROSPECTS. Entities or individuals who are active prospects of Claremont. An active prospect is one upon whom more than three calls have been made in any one-month period, or to whom a proposal has been submitted or by whom a proposal has been requested, and from whom, on the date employee's employment terminates, Claremont reasonably believes it may secure work or product or service orders.


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               (c) DEPARTMENTS OR DIVISIONS OF CUSTOMERS. In the event a customer has more than one department and/or division, only the particular department and/or division which would otherwise qualify as a Claremont Customer if considered independently shall be deemed a customer of Claremont under this paragraph 7.1.3, and not any other department or division.

     7.2 NON-HIRING. During Executive's employment, and for eighteen months afterward, unless Claremont consents in writing, Executive will not solicit or assist in the solicitation of Claremont employees.

     7.3 SURVIVAL OF OBLIGATION. The provisions of this Section 7 shall survive termination of this Agreement.

8.   OTHER MATTERS.

     8.1 NOTICE. Notice to Executive shall be sent to Executive's most recent address shown in Claremont's personnel records. Notice to Claremont shall be sent to Claremont's headquarters address, marked attention: Chairman. Either party may change its address by Notice. Notice shall be effective when the person to whom it is sent actually gets it, if sent by any method that leaves a paper or electronic record in the hands of the recipient. If sent certified or registered mail, postage prepaid, return receipt requested, to the proper address this section defines, notice shall be considered effective whether or not actually received on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

     8.2 SEVERABILITY. Each clause of this agreement is severable. If any clause is ruled void or unenforceable, the balance of the agreement shall nonetheless remain in effect.

     8.3 NON-WAIVER. A waiver of one or more breaches of any clause of this agreement shall not act to waive any other breach, whether of the same or different clauses.

     8.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Claremont, its successors and assigns and shall be binding upon and inure to the benefit of Executive, and Executive's administrators, executors, legatees, and heirs. This Agreement shall not be assigned by Executive.

     8.5 GOVERNING LAW. This agreement is entered in, and is governed by, the laws of the state of Oregon.

     8.6 JURISDICTION. Each party consents to service of process through the method prescribed for notice. As violation of the non-competition or non-solicitation obligations of this agreement, or those related to rights in intellectual property, would result in damage to Claremont that could not be cured by an award of money alone, Claremont shall be entitled to injunctive relief in cases where a violation of those obligations is shown.

     8.7 ATTORNEYS' FEES. The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this agreement shall be entitled to reasonable attorneys' fees and the actual, reasonably necessary costs of the proceeding.


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     8.8 INTEGRATION. This agreement is the complete agreement between the parties. The parties expressly agree that it constitutes the agreement that was and is in force between them as of its effective date, and that it is made and entered into upon initial employment of the Executive. It supersedes all prior agreements, written or oral. It may be modified only in writing signed by the original parties hereto, or by their successors or superiors in office. Notwithstanding the aforesaid, any conflict in the provisions of this Agreement and its exhibits, shall be resolved in favor of the provisions of this Employment Agreement.

DENNIS M. GOETT                    CLAREMONT TECHNOLOGY GROUP, INC.



Sign: /s/ DENNIS M. GOETT         Sign:   /s/ PAUL J. COSGRAVE
     -------------------------           ----------------------------------
          Dennis M. Goett                Paul J. Cosgrave, Chairman & CEO

Date:  2/1/96                      Date:   2/1/96
     -------------------------           ----------------------------------




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